Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.11.7

6th Amendment

to the Manufacturing Agreement

entered into as of September 30th , 2010

This Amendment 6 (“Amendment 6”) is made effective as of June 1st, 2017 (“Amendment 6 Effective Date”) by and between SANDOZ and Aegerion Pharmaceuticals, Inc., located at One Main Street, Cambridge, MA 02142, USA (“Aegerion”), and Sandoz GmbH, a company incorporated in Austria, with its office at Biochemiestrasse 10, A-6250 Kundl, Austria (“Sandoz”).

WITNESSETH:

WHEREAS, Aegerion and Sandoz are parties to a certain Contract Manufacturing Agreement in relation to Metreleptin SLD, dated as of September 30th 2010, as amended (the “Agreement”);

WHEREAS, due to Aegerion’s increased demand and Sandoz’ limited storage capacity for Metreleptin, the parties wish to define the conditions upon which Sandoz may ship Metreleptin batches prior to Sandoz Batch Release for Aegerion to Fischer Bioservices, 1001 Aldridge Rd, Vacaville 98688 (USA) (“Aegerion’s Facilities”) or to other facilities designated by Aegerion;

WHEREAS, the number of Metreleptin Batches to be shipped prior to Batch Release will depend upon the number of Metreleptin batches Manufactured and the available storage capacity at Sandoz and will depend on authorization by Aegerion Quality Assurance;

WHEREAS, Aegerion and Sandoz desire to amend the Agreement to reflect mutually agreed upon revised terms in accordance with the provisions of this Amendment 6.

NOW, THEREFORE, in consideration of premises the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aegerion and Sandoz agree as follows:

1.	Definitions.

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement.

2.	Amendments.

2.1.	The parties hereby agree that Metreleptin batches may be shipped prior to Batch Release when authorized by Aegerion Quality Assurance;

2.2.	The parties hereby agree that it may be necessary to ship Metreleptin Batches which have finished manufacturing prior to Batch Release, if it has been agreed mutually between both parties.

2.3.	Shipments prior to Batch Release of Metreleptin Batches by Sandoz are subject to conditions defined in the Quality Agreement, as amended.

2.4.	Sandoz is and shall be entitled to issue the relevant commercial invoice(s) upon any Metreleptin shipment. The payment for each of the Metreleptin Batches delivered prior to Batch Release is due in accordance with the current payment terms of [***] after the relevant Sandoz Release has occurred.

2.5.	Any delivery of a Metreleptin Batch prior to Batch Release shall be subject to the provisions of Section 12 (1) phrase 3 of the Agreement.

2.6.	Each shipment prior to Batch Release shall meet the preconditions per the Quality Agreement, it shall be labeled, transported and stored clearly labeled and designated as “Quarantine” on relevant transport documentation, and where applicable, storage documentation, and be accompanied by the following documents: (i) commercial invoice, (ii) Aegerion’s request for transfer prior to release, and (iii) memorandum on deviations and at this time available release results (v) Packing List (vi) USDA statement (vii) End Use Letter (viii) Material Safety Data Sheet. Aegerion may request a copy of the shipping announcement for information by Aegerion QA, Supply Chain, Customs, and B80 at the time the shipment is sent.

2.7.	Any Metreleptin quality disputes and/or non-conformance to the Specifications shall be subject to the provisions of Section 27 of the Agreement. For the avoidance of doubt, if the Metreleptin Batch(s) (delivered prior to Batch Release) do not pass the Release by Sandoz (after the material has arrived at Aegerion) due to reasons attributable to Sandoz in accordance with the Agreement, then Sandoz will be responsible for reimbursing Aegerion with the shipping, customs, other transportation and destruction charges; in addition, Sandoz shall cancel the invoice (or portion thereof), or issue credit if Aegerion has already paid the invoice, applicable to the nonconforming Batch(s). For the sake of clarity only, and consistent with the terms of delivery established in Section 12.1 of the Agreement, any risk of loss and other damage to any Metreleptin Batches shipped prior to Batch Release will pass to Aegerion once Sandoz has loaded said Batches onto Aegerion’s designated carrier.

2.8.	The recitals constitute an integral and substantial part of this Amendment.

3.	Reference to and Effect on the Agreement.

3.1          On and after the Amendment 6 Effective Date, each reference to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any of such instrument or document to be deemed to be a reference to the Agreement as amended hereby.

3.2          Except as expressly amended by this Amendment 6, the provisions of the Agreement shall remain in full force and effect.

4.	Counterparts.

This Amendment 6 may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. This Amendment 6 may be executed by facsimile signature pages.

[The remainder of this page has been intentionally left blank, signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment 6 to be executed and delivered on the date first written above.

Sandoz GmbH		Sandoz GmbH

Date:	01 Mar 2018	Date:	27 July 2017

By:	/s/ Johannes Reiter	By:	/s/ K. Brandenburg
Name:	Mag. Johannes Reiter	Name:	Dr. K. Brandenburg
Title:	Head Biotech Cooperations	Title:	Head Legal

Aegerion Pharmaceuticals, Inc.

Date:	24 July2017

By:	/s/ Joe Shulman
Name:	Joe Shulman
Title:	SVP, Global Technical Operations